EXHIBIT 10(g)

                           AGREEMENT CONCERNING TAXES

      THIS AGREEMENT (this "Agreement"), dated as of [March] 20, 1990, is by and between SANTA FE PACIFIC CORPORATION ("SFP") and SANTA FE ENERGY RESOURCES, INC. ("Energy"), and those subsidiaries of Energy signatory hereto (the "Energy Subsidiaries").

      WHEREAS, Energy and the Energy Subsidiaries are members of an affiliated group of corporations within the meaning of Section 1504 (a) of the Internal Revenue Code of 1986, as amended (the "Code"), of which SFP is the common parent (the "SFP Group"), and which files consolidated federal income tax returns as well as certain consolidated, combined or unitary state tax returns;

      WHEREAS, SFP, Energy and the Energy Subsidiaries are parties to the Agreement for the Allocation of the Consolidated Federal Income Tax Liability Among the Members of the Santa Fe Pacific Corporation Affiliated Group (the "Tax Sharing Agreement") as well as the Agreement for the Allocation of the Combined Arizona Income Tax Liability Among the Members of the Santa Fe Pacific Corporation Affiliated Group, the Agreement for the Allocation of the Combined California Franchise Tax Liability Among the Members of the Santa Fe Pacific Corporation Affiliated Group, the Agreement for the Allocation of the Combined Illinois Income Tax Liability Among the Members of the Santa Fe Pacific Corporation Affiliated Group, the Agreement for the Allocation of the Combined Kansas Income Tax Liability Among the Members of the Santa Fe Pacific Corporation Affiliated
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Group, the Agreement for the Allocation of the Consolidated New Mexico Income
Tax Liability Among the Members of the Santa Fe Pacific Corporation Affiliated Group, the Agreement for the Allocation of the Combined Oregon Excise Tax Liability Among the Members of the Santa Fe Pacific Corporation Affiliated Group, and the Agreement for the Allocation of the Combined Utah Franchise Tax Liability Among the Members of the Santa Fe Pacific Corporation Affiliated Group (the "State Tax Sharing Agreements"); and

      WHEREAS, the parties desire to set forth their agreements with regard to their respective liabilities for federal, state and local taxes as well as their agreements if Energy and the Energy Subsidiaries cease to be members of the SFP Group;

      NOW THEREFORE, it is agreed as follows:

      1.   DEFINITIONS.

      For all purposes of this Agreement, the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1.

      "Code" shall have the meaning specified in the preamble hereof.

      "Disaffiliation" means the Energy Companies ceasing to be members of the SFP Group.

      "Disaffiliation Date" means the date Disaffiliation shall occur as determined in conformity with Treasury Regulation Section 1.1502-76(b).
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      "Energy Companies" means Energy, the Energy Subsidiaries, their respective divisions and their successors and assigns.

      "Return" shall mean any SFP Consolidated Return and any State and Local Return.

      "SFP Consolidated Return" means any consolidated federal income tax return of the SFP Group which includes one or more of the Energy Companies.

      "SFP Consolidated Return Year" means any taxable period of the SFP Group ending on or before the Disaffiliation Date.

      "SFP Group" shall have the meaning specified in the preamble hereof.

      "SFP Subsidiary" means any corporation (other than an Energy Company) the stock of which is owned directly or indirectly by SFP and which joins in the filing of State and Local Returns.

      "State and Local Returns" shall have the meaning specified in paragraph 3 of Section 3 hereof.

      2.     TAX SHARING AGREEMENT TO CONTINUE IN EFFECT.

      Except to the extent that it is expressly modified or supplemented herein, the Tax Sharing Agreement, including Article 8.4 thereof, shall continue in full force and effect, and the State Tax Sharing Agreements, as modified by SFP's agreement with regard to tax consolidation in connection with
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the Credit Agreement dated as of December 29, 1989, among SFER and various banks, shall continue in full force and effect. Consequently, for example, for taxable periods ending on or before the Disaffiliation Date, payments to SFP or any Energy Company, as the case may be, shall continue to be made in accordance with the Tax Sharing Agreement and the State Tax Sharing Agreements. The provisions of the Tax Sharing Agreement and the State Tax Sharing Agreements shall fix the rights and obligations of the parties as to the matters covered thereby whether or not followed for federal income tax or other purposes by the SFP Group including but not limited to the computation of earnings and profits for federal income tax purposes.

      3.     TAX RETURN FILING.

      A. FEDERAL RETURNS. If at any time and from time to time SFP so elects, Energy and each Energy Subsidiary agree to continue to join in the filing of consolidated federal income tax returns for the calendar year 1989 and for any subsequent taxable periods of SFP ending before, on or after the Disaffiliation Date for which the SFP Group is eligible to file a consolidated federal income tax return including any Energy Company with respect to pre-Disaffiliation operations. SFP shall continue to prepare and file all consolidated federal income tax returns which are required to be filed by the SFP Group for all such taxable periods and pay all taxes due thereon. Such returns shall include all income, gains, losses, deductions and credits of the Energy Companies. SFP will make all decisions relating to the preparation and filing of such returns. Energy and each Energy Subsidiary further agree to file, or join in the filing of such authorizations, elections, consents and other documents and take such other actions as may
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be necessary or appropriate in the opinion of SFP to carry out the purposes and intent of this paragraph A of Section 3. Energy shall furnish SFP at least forty five (45) days before such return is due (with extensions) with its completed section of each year's consolidated federal income tax return, prepared in accordance with instructions from SFP, on the Price Waterhouse Domestic Tax Management System ("DTMS"). Energy shall also furnish DTMS workpapers and such other information and documentation as is requested by SFP. Such information shall have been reviewed and approved by Energy's independent auditors prior to its submission to SFP. SFP and Energy shall each pay one half of the cost of such review and approval by Energy's independent auditors, provided, however, that Energy's portion of such costs shall not exceed $10,000.

      B. STATE AND LOCAL RETURNS. For the calendar year 1989 and for any subsequent taxable periods ending before, on or after the Disaffiliation Date, SFP will prepare and file all combined, consolidated or unitary state or local income or franchise tax returns (herein "State and Local Returns") which are required to be filed and which include the pre-Disaffiliation operations of any Energy Company and SFP or any SFP subsidiary. SFP will pay all taxes due on such returns. SFP will timely advise Energy of the inclusion of any Energy Companies in any State and Local Returns and the states and localities in which such returns will be filed. Each of the Energy Companies whose tax information is included in any State and Local Return will evidence its agreement to be included in such return on the appropriate form and take such other action as may be appropriate, in the opinion of SFP, to carry out the purposes and intent of this paragraph B of Section 3. Energy shall furnish SFP with a final copy of the information necessary for SFP to complete such combined, consolidated or unitary returns at least forty five (45) days before such returns are due (with extension).
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      4.  CARRYOVERS OF ENERGY TAX BENEFITS.

      SFP shall notify Energy, after Disaffiliation, of any consolidated carryover item which may be partially or totally attributed to and carried over by an Energy Company and will notify such Energy Company of subsequent adjustments which may effect such carryover item.

      5.     AUDIT ADJUSTMENTS.

      Pursuant to Article 8.4 of the Tax Sharing Agreement, if an Energy Company ceases to be a member of the SFP Group, the Tax Sharing Agreement shall apply with respect to any period in which the income of the terminating member is included in the SFP Consolidated Return. The terminating member shall remain liable to SFP for payments required under the Tax Sharing Agreement, including, but not limited to, payments of tax and estimated tax for periods in which the member's income is included in the SFP Consolidated Return and payments attributable to adjustments referred to in Article 7.1 of the Tax Sharing Agreements and to interest and penalties referred to in Articles 5.3 and 7.2 of the Tax Sharing Agreement. Additionally, the terminating member shall cooperate and provide reasonable access to books, records and other information needed in connection with audits, administrative proceedings, litigation and other similar matters related to periods in which the member was a member of the SFP Group. However, Article 8.4 of the Tax Sharing Agreement and any similar Article contained in the State Tax Sharing Agreements is hereby modified so that an Energy Company that ceases to be a member of the SFP Group shall be entitled to compensation or reimbursement with respect to any tax refund, overpayment, benefit or other similar item realized by the SFP Group after such member leaves the SFP Group, including carrybacks into a return of the SFP Group, which is attributable to such Energy Company. Nothing
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contained herein or in the Tax Sharing Agreement shall be construed to prevent
Energy and the Energy Subsidiaries from making an election in a post-Disaffiliation year under Section 172(b)(3)(C) of the Code or under similar provisions of applicable state law. Any such payments or reimbursements shall be made in accordance with Article 7.1 and Article 7.3 of the Tax Sharing Agreement. Notwithstanding the foregoing, Energy and the Energy Subsidiaries will not be required under the State Tax Sharing Agreements to pay more tax on a combined or consolidated basis than that which they would have been required to pay had Energy and the Energy Subsidiaries filed combined or consolidated State and Local Returns with Energy as the common parent. If for any period in which an Energy Company was included in the State and Local Returns there is a final determination that any Energy Company should not have been included in one or more of such returns, SFP shall refund to such Energy Company any sums paid by such Energy Company to the SFP Group with respect to such returns which are not credited against such Energy Company's separate state or local tax liability as well as any interest that the SFP Group receives from a state or local government with respect to sums paid by such Energy company to the SFP Group with respect to such returns which are credited against the SFP Group's separate state or local tax liability, and such Energy Company shall have no further rights or obligations with respect to such State and Local Returns, including the right to compensation, reimbursement or refund with respect to such returns.

      6.     CONTEST.

      If an audit adjustment is proposed or any other claim is made by any taxing authority with respect to a tax liability of Energy or an Energy Subsidiary with regard to an SFP Consolidated Return or a State and Local Tax Return, SFP shall promptly notify Energy of such proposed adjustment or claim (unless Energy previously was notified directly by the relevant
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tax authority). If Energy so requests and at Energy's expense. SFP shall contest or shall permit the relevant Energy Company to contest such claim on audit or in a related administrative or judicial proceeding or by appropriate claim for refund or credit of taxes, subject, however to SFP's right to control the prosecution of any such audit or refund claim or related administrative or judicial proceeding with respect to those matters which could affect SFP's tax liability, including its liability under this Agreement and, where deemed necessary by SFP, the relevant entity shall authorize by appropriate powers of attorney such persons as SFP shall designate to represent such entity with respect to such audit or refund claim or related administrative or judicial proceeding.

      7.     ALLOCATION; INFORMATION AND COOPERATION.

      A. ALLOCATION. Federal income taxes will be calculated for the taxable period ending on the Disaffiliation Date on the basis of allocations made in accordance with the Tax Sharing Agreement. State and local taxes will be calculated for such period in accordance with the State Tax Sharing Agreements with regard to the allocation of state and local tax liabilities where combined, consolidated or unitary state and local tax returns are filed.

      B. INFORMATION AND COOPERATION. From and after the Disaffiliation Date, Energy shall deliver to SFP, as soon as practicable after SFP's request, such information and data concerning the pre-Disaffiliation operations of Energy and the Energy Subsidiaries and make available such knowledgeable employees of Energy or the Energy Subsidiaries as SFP may reasonably request, including providing the information and data required by SFP's customary internal tax and accounting
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procedures, in order to enable SFP to complete and file all tax forms or reports that it may be required to file with respect to the activities of Energy and the Energy Subsidiaries for taxable periods ending on, prior to or including the Disaffiliation Date, to respond to audits by any taxing authorities with respect to such activities, to prosecute or defend any administrative or judicial proceeding and to otherwise enable SFP to satisfy its accounting and tax requirements. From and after the Disaffiliation Date, SFP shall deliver to Energy as soon as practical after Energy's request, such information and data concerning any tax attributes which were allocated to Energy or the Energy Subsidiaries that is reasonably necessary in order to enable Energy to complete and file all tax forms or reports that it may be required to file with respect to such activities of Energy and the Energy Subsidiaries from and after the Disaffiliation Date, to respond to audits by any tax authorities with respect to such activities, to prosecute or defend claims for taxes in any administrative or judicial proceeding, and to otherwise enable Energy to satisfy its accounting and tax requirements. In addition, SFP shall make available to Energy such of its knowledgeable employees for such purposes.

      8.  PAYMENTS.

      Payments with respect to federal income taxes shall be made in accordance with the Tax Sharing Agreement. Any interest or penalties for underpayment of estimated taxes which are allocated to an Energy Company shall be paid no later than 30 days after billing by SFP. Energy shall pay the portion of the taxes shown on each State and Local Tax Return which is allocable to the Energy Companies in accordance with the State Tax Sharing Agreement no later than 30 days after such return
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is filed. All payments in excess of $50,000 to be made hereunder shall be made in immediately available funds. All payments not made when due hereunder or under the Tax Sharing Agreement or the State Tax Sharing Agreements shall bear interest from the due date until paid at a rate per annum equal to one (1) percentage point above the monthly average of the daily Effective Federal Funds Rate as stated by The Federal Reserve Bank of New York.

      9.  NOTICES.

      Any notice, request, instruction or other document to be given under this Agreement by any party to another party shall be in writing, shall be deemed to have been duly given or delivered personally, or telecopied (receipt confirmed, with a copy sent by certified or registered mail as set forth in this Agreement) or, upon receipt (as indicated by return receipt), when sent by certified or registered mail, postage prepaid, return receipt requested, or by Federal Express or other overnight delivery service, to the address of the party set forth below or to such address as the party to whom notice is to be given may provide in a written notice to each of the other parties to this Agreement:

            If to SFP, to:

            Santa Fe Pacific Corporation
            224 South Michigan Avenue
            Chicago, Illinois  60604-2401
            Telecopier No.: (312) 786-6977
            Telephone No.: (312) 786-6901
            Attention: Daniel J. Westarbeck
                     Vice President and Tax Counsel
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            If to Energy or any Energy Company:

            Santa Fe Energy Resources, Inc.
            1616 South Voss Road, Suite 1000
            Houston, Texas 77057
            Telecopier No.: (713) 268-5341
            Telephone No.: (713) 783-2401
            Attention: Mr. James L. Payne, President
                     and
                         David L. Hicks, General Counsel

      10.    BINDING EFFECT.

      This Agreement shall be binding upon and inure to the benefit of any successor to the parties hereto as if such successor had been a party to this agreement; provided, nothing in this agreement is intended to confer any rights or impose any obligations on any third parties.

      11.    GOVERNING LAW.

      This Agreement shall be governed by the laws of the State of Illinois and shall be construed in accordance with such laws.

      12.    COUNTERPARTS.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      13.    TITLES AND SUBTITLES.

      The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
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      14.    AMENDMENTS AND WAIVERS.

      Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of each of the parties.

      15.    SEVERABILITY.

      If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms to the fullest extent permitted by law.

      16.    FURTHER ASSURANCES.

      Each of the parties shall, without further consideration, use reasonable efforts to execute and deliver such additional documents and take such other action, as the other parties, or any of them may reasonably request to carry out the intent of this Agreement and the transactions contemplated by this Agreement.

      17.    ENTIRE AGREEMENT.

      This Agreement, embodies the entire agreement and understanding of the parties in respect of the actions and transactions contemplated by this Agreement. There are no restrictions, promises, inducements, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to in this Agreement.
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      18.    SPECIFIC PERFORMANCE.

      Each of the parties acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party or parties would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties will waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement in any action instituted in the United States District Court for the Northern District of Illinois or, in the event said Court would not have jurisdiction for such action, in any court of the United States or any state thereof having jurisdiction for such action.

      IN WITNESS WHEREOF, the undersigned have caused this Agreement to the executed by their respective duly authorized officers as of the date first above written.

                        SANTA FE PACIFIC CORPORATION
                        SFELP, Inc.

                        By: /s/ R. D. KREBS
                                R. D. Krebs
                                Its President

                        SANTA FE ENERGY RESOURCES, INC.
                        SANTA FE ENERGY PRODUCTS COMPANY
                        SANTA FE OIL COMPANY
                        SANTA FE PACIFIC EXPLORATION COMPANY
                        SANTA FE PACIFIC FUELS COMPANY
                        SF ENERGY COMPANY OF ARGENTINA
                        SF ENERGY COMPANY OF BOLIVIA
                        SF ENERGY COMPANY OF COLOMBIA
                        SF ENERGY COMPANY OF INDONESIA
                        SF ENERGY COMPANY OF INDONESIA-BUNYU BLOCK
                        SF ENERGY COMPANY OF PAKISTAN
                        SF ENERGY COMPANY OF TUNISIA

                        By:  /s/ J. L. PAYNE
                                 J. L. Payne
                                 Its President